Pricing Supplement No. 6 dated October 25, 2006 (to Prospectus dated May 5, 2006 and Prospectus Supplement dated May 5, 2006)	Filed under Rule 424(b)(3) File No. 333-130584
SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,250,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	October 31, 2006	Closing Date:	October 31, 2006	CUSIP Number:	78442F EE 4

Maturity Date:	October 25, 2011	Option to Extend	☒ No	Specified Currency:	U.S. Dollars
		Maturity:	☐ Yes

If Yes, Final Maturity Date:
Redeemable at the option of the Company:		☒ No	Redemption Price:	Not Applicable.
		☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:		☒ No	Repayment Price:	Not Applicable.
		☐ Yes	Repayment Dates:	Not Applicable.
Applicable to Floating Rate Notes Only:
Floating Rate Index:
☐	CD Rate		Index Maturity:	Three Months.
☐	Commercial Paper Rate
☐	CMT Rate		Spread:	Plus 23 basis points (0.23%).
☐	Federal Funds Rate
☒	LIBOR Telerate		Initial Interest Rate:	TBD.
☐	LIBOR Reuters
☐	Prime Rate		Interest Rate Reset Period:	Quarterly.
☐	91-Day Treasury Bill Rate

Lead Managers
Morgan Stanley	Banc of America Securities LLC	Merrill Lynch & Co.

Co-Managers
Barclays Capital HSBC	BNP PARIBAS	Deutsche Bank Securities Wachovia Securities

October 25, 2006
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered Floating Rate (LIBOR-Telerate) Medium Term Notes	Maximum Aggregate Offering Price $1,250,000,000	Amount of Registration Fee $133,750.00

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning January 25, 2007.

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the first Interest Period).

Lock-in Period Start Date:	Not Applicable.

Maximum Interest Rate:	Not Applicable.

Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning January 25, 2007.

Interest Period(s):	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Period).

Accrual Method:	Actual/360.

Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	The Bank of New York, as successor trustee by virtue of a transfer of all or substantially all of the corporate trust business assets of JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agents:	The following agents are acting as underwriters in connection with this issuance.

	Agents	Principal Amount of Notes
	Morgan Stanley & Co. Incorporated	$354,166,667.00
	Banc of America Securities LLC	354,166,666.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	354,166,666.00
	Barclays Capital Inc.	37,500,000.00
	BNP Paribas Securities Corp.	37,500,000.00
	Deutsche Bank Securities Inc.	37,500,000.00
	HSBC Securities (USA) Inc.	37,500,000.00
	Wachovia Capital Markets, LLC	37,500,000.00

	Total	$1,250,000,000.00

Issue Price:	100.0%.

Agents’ Commission:	0.1750%.

Net Proceeds:	$1,247,812,500.

Concession:	0.1050%.

Reallowance:	0.0525%.

CUSIP Number:	78442F EE 4.

ISIN Number:	US78442FEE43.
Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.